P&F INDUSTRIES REPORTS RESULTS FOR THE THREE-MONTH

PERIOD ENDED MARCH 31, 2014

MELVILLE, N.Y., May 13, 2014 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three-month period ended March 31, 2014.

P&F Industries, Inc. is reporting revenue of $15,932,000 for the three-month period ended March 31, 2014, compared to $20,709,000, for the same period in 2013. The Company is reporting income before income taxes of $719,000 and $993,000 for the three-month periods ended March 31, 2014 and 2013. Further, for the three-month period ended March 31, 2014, the Company is reporting income after taxes of $462,000 compared to $621,000 in the same period in the prior year. Lastly, the Company’s basic and diluted earnings per share were $0.13 and $0.12, respectively for the three-month period ended March 31, 2014, compared to $0.17 and $0.16, respectively, for the same period in 2013.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “The added revenue during the first quarter of 2013 from the initial roll-out of air tools to The Home Depot, not being repeated this year is the primary factor for the difference in year-over-year revenue and profits. Having said that, now The Home Depot business is more normalized. Additionally, our decision to sell the Kitchen and Bath product line in November 2013 also contributed to the decline in revenue. Further, we believe the sluggish economy and extremely harsh weather encountered across the country during the first quarter of this year negatively impacted our revenue at all our companies.”

The table below provides an analysis of our net revenue for the three-month periods ended March 31, 2014 and 2013:

Revenue

	Three months ended March 31,
			Increase (decrease)
	2014	2013	$	%
Tools
Florida Pneumatic	$7,475,000	$11,462,000	$(3,987,000)	(34.8)%
Hy-Tech	3,716,000	4,167,000	(451,000)	(10.8)
Tools Total	11,191,000	15,629,000	(4,438,000)	(28.4)

Hardware
Hardware Total	4,741,000	5,080,000	(339,000)	(6.7)

Consolidated	$15,932,000	$20,709,000	$(4,777,000)	(23.1)%

Tools

Florida Pneumatic markets its air tool products to two primary sectors within the pneumatic tool market; retail and industrial/catalog. Additionally, Florida Pneumatic also markets, to a much lesser degree, air tools to the automotive market. It also generates revenue from its Berkley product line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended March 31,
	2014		2013		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$5,291,000	70.8%	$8,878,000	77.5%	$(3,587,000)	(40.4)%
Industrial/catalog	1,505,000	20.1	1,919,000	16.7	(414,000)	(21.6)
Automotive	296,000	4.0	267,000	2.3	29,000	10.9
Other	383,000	5.1	398,000	3.5	(15,000)	(3.8)
Total	$7,475,000	100.0%	$11,462,000	100.0%	$(3,987,000)	(34.8)%

The primary cause of the decline in Retail revenue at Florida Pneumatic is due to the initial roll-out to The Home Depot (“THD”) occurring in the first quarter of 2013, compared to first quarter of 2014 shipments to THD, which were at normal/expected replenishment levels. Additionally, there was a slight decline in its Sears Holdings Corporation revenue further impacting our quarterly results. The decline in the Industrial/catalog revenue was due in part to an on-going reduction of orders from our catalog customers. We believe certain catalog customers have added additional air tool suppliers, thus reducing our revenue from these customers. Industrial revenue remains sluggish, most notably in the aerospace market. We believe this weakness may continue at least through the first half of 2014. First quarter of 2014 Automotive product revenue improved when compared to the same period in 2013. Florida Pneumatic’s Other revenue, which includes its Berkley product line, air filters and other OEM products, declined modestly when compared to the same period in 2013, primarily due to Florida Pneumatic’s decision to place greater emphasis on expanding its other product lines.

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, as well as distributes a complementary line of sockets (“ATP”).

	Three months ended March 31,
	2014		2013		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$2,562,000	68.9%	$2,860,000	68.6%	$(298,000)	(10.4)%
Other	451,000	12.2	487,000	11.7	(36,000)	(7.4)
Major customer	703,000	18.9	820,000	19.7	(117,000)	(14.3)

Total	$3,716,000	100.0%	$4,167,000	100.0%	$(451,000)	(10.8)%

Primary factors contributing to the net decline in ATP product line revenue include, but are not limited to the prolonged harsh winter conditions across the United States, and to a lesser extent, the placement of purchase orders from overseas customers that occurred in the first quarter of 2013, which we anticipate will occur later in 2014. Hy-Tech’s Other revenue, which consists of the sale of gears, sprockets, splines and hydraulic stoppers, as well as other machine-made parts and tools, declined due primarily to weaker than expected gear volume. Lastly, revenue from its Major customer declined, as we believe this customer continues to reduce its world-wide inventory levels.

Hardware

Our Hardware segment, which currently consists of only Nationwide, generates revenue from the sale of fence and gate hardware, kitchen and bath accessories, OEM products and patio hardware.

	Three months ended March 31,
	2014		2013		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and gate hardware	$3,932,000	82.9%	$3,639,000	71.6%	$293,000	8.1%
OEM	399,000	8.4	349,000	6.9	50,000	14.3
Patio	410,000	8.7	390,000	7.7	20,000	5.1
Kitchen and Bath	—	—	702,000	13.8	(702,000)	(100.0)

Total	$4,741,000	100.0%	$5,080,000	100.0%	$(339,000)	(6.7)%

Fence and gate hardware continue to be the driving force at Nationwide. Its growth is due primarily to an expanding customer base, as well as new product releases. When comparing the first quarter of 2014 to the same period in 2013, the OEM product line revenue increased due primarily to inventory level adjustments at a major customer, as well as slight up-tick in new home construction. The increase in patio revenue is due primarily to increased activity in the sale of foreclosed home units occurring primarily in Florida. Lastly, our decision in November 2013 to sell the Kitchen and Bath product line to an unrelated third party contributed to the decrease in revenue in this segment, when comparing the three-month periods ended March 31, 2014 and 2013. However, despite the loss of the Kitchen and Bath revenue, Nationwide was able to improve its operating income by 9.5%

Gross Margins / Profits

	Three months ended March 31,		Increase (decrease)
	2014	2013	Amount		%
Tools	$4,149,000	$5,819,000	$(1,670,000)		(28.7)%
As percent of respective revenue	37.1%	37.2%	(0.1	) pts.
Hardware	$1,886,000	$1,915,000	$(29,000)		(1.5)%
As percent of respective revenue	39.8%	37.7%	2.1	pts.
Consolidated	$6,035,000	$7,734,000	$(1,699,000)		(22.0)%
As percent of respective revenue	37.9%	37.3%	0.6	pts.

Tools

	Three months ended March 31,		Increase (decrease)
	2014	2013	Amount		%
Florida Pneumatic	$2,626,000	$4,046,000	$(1,420,000)		(35.1)%
As percent of respective revenue	35.1%	35.3%	(0.2	)% pts.

Hy-Tech	$1,523,000	$1,773,000	$(250,000)		(14.1)%
As percent of respective revenue	41.0%	42.5%	(1.5	)% pts.

Total Tools	$4,149,000	$5,819,000	$(1,670,000)		(28.7)%
As percent of respective revenue	37.1%	37.2%	(0.1	)% pts.

The primary factor contributing to the slight decline in Florida Pneumatic’s gross margin is product mix. However, the primary factor to the reduced gross profit was the result of lower revenue, as discussed earlier. Hy-Tech’s base gross margin improved slightly; however, lower absorption of manufacturing overhead due to lower machine hours caused its overall gross margins to be lower than a year ago. The reduced gross margin on lower revenue resulted in a 14.1% decline in Hy-Tech’s gross profit.

Hardware

First quarter 2014 gross margin at Nationwide improved primarily due to the elimination of the Kitchen & bath product line, which generally provided a lower gross margin than that of Nationwide’s other product lines. As a result, despite the revenue reduction of $339,000, Nationwide’s fiscal first quarter of 2014 gross profit declined only $29,000, compared to the same period in 2013.

Selling and general and administrative expenses

Selling, general and administrative expenses, (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the first quarter of 2014, our SG&A was $5,227,000, or 32.8% of revenue, compared to $6,610,000, or 31.9% of revenue during the same three-month period in 2013. A significant factor contributing to the decrease in SG&A is the reduction of $552,000 in incremental variable costs associated with the decline in Retail revenue at Florida Pneumatic, which includes among other costs, commissions, warranty costs, freight out and advertising/promotional fees. Additionally, included in our first quarter 2013 SG&A, was a one-time fee of $700,000 incurred by Florida Pneumatic in connection with the initial roll-out to THD. Further, our first quarter of 2014 SG&A compensation, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits decreased by $68,000, when compared to the same period in the prior year. Lastly, depreciation and amortization expenses declined an aggregate $32,000.

Interest

Our interest expense during the first quarter of 2014 was $89,000, compared to $131,000 for the same period in the prior year. The most significant factor affecting interest expense was a reduction in the applicable loan margins that are added to both our LIBOR (London InterBank Offered Rate) or Base Rate, as defined in the Credit Agreement borrowings. The average balance of short-term borrowings during the first quarter of 2014 was $1,116,000, compared to $7,244,000 during the same three-month period in 2013.   Included in our interest expense is amortization expense of debt financing costs of $22,000 in both the first quarter of 2014 and 2013.

Income Taxes

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision on a year-to-date basis and may change in subsequent interim periods. Our effective tax rate for the three months ended March 31, 2014 and March 31, 2013 was 35.7% and 37.5%, respectively. The Company’s effective tax rate for both periods was affected primarily by state taxes and nondeductible expenses.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, May 13, 2014, at 11:00 A.M., Eastern Time to discuss its first quarter of 2014 results. Investors and other interested parties can listen to the call by dialing 866-548-2693, or via a live web cast accessible at www.800rollcall.com/webpresenter/. To listen to the web cast, please register at the site at least 15 minutes prior to the call by entering a participant code, 8741394. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about May 14, 2014.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement. This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results for the 2014 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)	March 31, 2014	December 31, 2013
	(Unaudited)	(Audited)
Assets
Cash	$583	$413
Accounts receivable - net	9,889	8,739
Inventories - net	22,689	22,974
Deferred income taxes - net	1,168	1,168
Prepaid expenses and other current assets	878	829
Total current assets	35,207	34,123

Net property and equipment	10,037	10,229
Goodwill	5,150	5,150
Other intangible assets - net	1,444	1,502
Deferred Income taxes – net	1,363	1,594
Other assets – net	611	643
Total assets	$53,812	$53,241

Liabilities and Shareholders’ Equity
Short-term borrowings	$2,250	$360
Accounts payable	2,495	3,006
Other accrued liabilities	2,271	3,520
Current maturities of long-term debt	460	460
Total current liabilities	7,476	7,346

Long-term debt, less current maturities	6,788	6,903
Other liabilities	258	262

Total liabilities	14,522	14,511

Total shareholders' equity	39,290	38,730

Total liabilities and shareholders' equity	$53,812	$53,241

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31,
(In thousands, except per share data)	2014	2013
	(Unaudited)	(Unaudited)
Net revenue	$15,932	$20,709
Cost of sales	9,897	12,975
Gross profit	6,035	7,734
Selling, general and administrative expenses	5,227	6,610
Operating income	808	1,124
Interest expense – net	89	131
Income before income taxes	719	993
Income tax expense	257	372
Net income	$462	$621

Basic earnings per share	$0.13	$0.17

Diluted earnings per share	$0.12	$0.16

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